Exhibit 19.1
VIRNETX HOLDING CORPORATION

INSIDER TRADING AND DISCLOSURE COMPLIANCE PROGRAM

(As amended March 30, 2023)

In order to take an active role in the prevention of insider trading and reporting violations by its officers, directors, employees, consultants, and other related individuals, and in compliance with federal and state securities laws and regulations that govern trading in securities and to help  minimize legal and reputational risk, VirnetX Holding Corporation (together with its affiliates and subsidiaries, the “Company”) has adopted the policies and procedures described in this Insider Trading and Disclosure Compliance Program (the “Compliance Program”).

I.	Adoption of Insider Trading Policy.

The Company has adopted the VirnetX Holding Corporation Insider Trading Policy attached hereto as Attachment A (the “Policy”), which prohibits trading based on material non-public information regarding the Company (“Inside Information”).

It is your responsibility to understand and follow this Compliance Program and Policy. Insider trading is illegal and a violation of the Policy. In addition to your own liability for insider trading, the Company, as well as individual directors, officers and other supervisory personnel, could face liability. Even the appearance of insider trading can lead to government investigations or lawsuits that are time-consuming, expensive and can lead to criminal and civil liability, including damages and fines, imprisonment and bars on serving as an officer or director of a public company, not to mention irreparable damage to both your and the Company’s reputation.

II.	Designation of Certain Persons.

A.
Section 16 Individuals Must Pre-Clear All Trades. The Board of Directors of the Company (the “Board”) has determined those persons who are “executive officers” and who are thus, along with the members of the Board (collectively, the “Section 16 Individuals”), subject to the reporting and liability provisions of Section 16 of the Securities Exchange Act of 1934, as amended (the “1934 Act”) and the related rules and regulations. These Section 16 Individuals are subject to both the blackout periods and the pre-clearance procedures imposed by the Policy. Except for pre-approved trading plans as discussed in “Exceptions to the General Policies” in the Policy, Section 16 Individuals must pre-clear all trades, even those occurring during an open trading window, in order to ensure compliance with the Section 16 reporting requirements for such trades.

B.
Everyone Else is Subject To Blackouts. The Company has determined that all of its officers, directors, employees, and certain of its consultants are subject to the black-out periods imposed by the Policy. Under special circumstances, certain persons who are not Section 16 Individuals may come to have access to Inside Information for a period of time. During such period, such persons will also be subject to the pre-clearance procedures applicable to Section 16 Individuals. Individuals subject to quarterly blackout periods will be informed by the Compliance Officer that they are listed on the covered persons list maintained by the Compliance Officer (the “Covered Persons List”).

III.	Oversight of Policy. The Board, assisted by the Compliance Officer, shall oversee the implementation and enforcement of the Policy.

IV.
Appointment of Compliance Officer. The Company has appointed Kendall Larsen (or his designee) as the Company’s Insider Trading Compliance Officer (the “Compliance Officer”). In order to ensure compliance with the Policy and in particular Section V.E. of the Policy, the Compliance Officer is authorized to designate one or more persons to assist in administering the Policy.

V.	Duties of Compliance Officer.

The duties of the Compliance Officer include, but are not limited to, the following:

A.
Pre-clearing all transactions involving the Company’s stock by the Section 16 Individuals, in order to determine compliance with the Policy, insider trading laws, Section 16 of the 1934 Act, Rule 144 promulgated under the Securities Act of 1933, and other applicable securities laws, as adopted and amended from time to time.

B.
Assisting in the preparation and filing of Section 16 reports (Forms 3, 4, and 5) for all Section 16 Individuals, and other applicable reports (whether filed by the Company or the individual), including providing memoranda and other appropriate materials to its officers and directors regarding compliance with Section 16, its related rules, and other applicable disclosure rules.

C.
Serving as the designated recipient at the Company of copies of reports filed with the SEC by Section 16 Individuals under Section 16 of the 1934 Act and other reports required by applicable disclosure rules.

D.
Providing upon hire and making available, reminders to all Section 16 Individuals and other individuals subject to disclosure rules regarding their obligations to report or to assist the Company in complying with its reporting obligations.

E.
Establishing procedures designed to ensure that the Company will be in a position to comply with any securities law disclosure rules, either currently in force or that may be adopted in the future, that apply to the Company and relate to insider transactions involving Company stock. The procedures may include requiring an insider to notify the Compliance Officer sufficiently in advance of engaging in a transaction both to allow pre-clearance of the transaction for purposes of the Policy and to prepare any reports the Company is required to file, and requiring an insider to make available to the Company all information necessary for the Company to comply with applicable disclosure rules.

F.
Performing periodic cross-checks of available materials, which may include Forms 3, 4, and 5, Form 144, officer and director questionnaires, and reports received from the Company’s stock administrator and transfer agent, to determine trading activity by officers, directors, and others who have, or may have, access to Inside Information.

G.
Making available the Policy (or a summary of the Policy) to all individuals subject to the Policy, and providing the Policy and other appropriate materials to new employees and consultants, and otherwise ensuring that appropriate education of affected individuals is accomplished.

H.
Providing periodic reports on ongoing compliance matters, including any disciplinary actions, regarding the Policy to the Board if requested, on a quarterly basis, and otherwise assisting the Board in implementation of the Policy and this Compliance Program.

ATTACHMENT A

TO INSIDER TRADING AND DISCLOSURE COMPLIANCE PROGRAM

VIRNETX HOLDING CORPORATION
INSIDER TRADING POLICY

This Insider Trading Policy (the “Policy”) sets forth the policies regarding trading in the stock and other securities of VirnetX Holding Corporation (together with its affiliates and subsidiaries, the “Company”) and, where applicable, the disclosure of such transactions.

Persons Covered by this Policy

This Policy applies to all directors, officers, employees and certain consultants, contractors and advisors of the Company. References in this Policy to “you” (as well as general references to directors, officers, employees, consultants, contractors and advisors of the Company) should also be understood to include members of your immediate family, persons with whom you share a household, persons that are your economic dependents and any other individuals or entities whose transactions in securities you influence, direct or control. Therefore, you are not only separately responsible for your own compliance with this Policy, but also for making sure these other individuals and entities comply with this Policy.

This Policy continues to apply even if you leave the Company or are otherwise no longer affiliated with or providing services to the Company, for as long as you remain in possession of material nonpublic information. In addition, if you are subject to a trading blackout under this Policy at the time you leave the Company, you must abide by the applicable trading restrictions until at least the end of the relevant blackout period.

Types of Transactions Covered by this Policy

Except for pre-approved trading plans as discussed in “Exceptions to the General Policies,” this Policy applies to all transactions involving the securities of the Company or the securities of other companies as to which you possess material nonpublic information obtained in connection with your service with the Company. This Policy therefore applies to:

1.         any purchase, sale, loan or other transfer or disposition of any equity securities (including common stock, options, restricted stock units, warrants and preferred stock) and debt securities (including debentures, bonds and notes) of the Company and such other companies, whether direct or indirect (including transactions made on your behalf by money managers), and any offer to engage in the foregoing transactions;

2.          any disposition in the form of a gift of any securities of the Company;

3.          any distribution to holders of interests in an entity if the entity is subject to this Policy; and

4.          any other arrangement that generates gains or losses from or based on changes in the prices of such securities including derivative securities (for example, exchange‑traded put or call options, swaps, caps and collars), hedging, pledging or margin transactions, short sales and certain arrangements regarding participation in benefit plans, and any offer to engage in the foregoing transactions.

There are no exceptions from insider trading laws or this Policy based on the size of the transaction or the type of consideration received.

General Statement

Nonpublic information relating to the Company or its business is the property of the Company. The Company prohibits the unauthorized disclosure of any such nonpublic information acquired in the work-place or otherwise as a result of an individual’s employment or other relationship with the Company, as well as the misuse of any material nonpublic information about the Company or its business in securities trading.

Insider Trading Compliance Officer

The Company has designated Kendall Larsen (or his designee) as its current Insider Trading Compliance Officer (the “Compliance Officer”). Please direct your questions as to any of the matters discussed in this Policy to the Compliance Officer.

General Policies

The following are the general rules of the Policy that apply to all Company officers, employees, directors, and certain consultants, contractors and advisors except as discussed in “Exceptions to the General Policies.” It is very important that you understand and follow these rules. If you violate them, you may be subject to disciplinary action by the Company (including termination of your employment for cause). You could also be in violation of applicable securities laws (and subject to civil and criminal penalties, including fines and imprisonment). Note that it is your individual responsibility to comply with the laws against insider trading. This Policy is intended to assist you in complying with these laws, but you must always exercise appropriate judgment in connection with any trade in the Company’s stock, including consulting with your legal and financial advisors as needed. We advise you to seek assistance if you have any questions.

The terms “material information” and “nonpublic information” are defined in “Definitions used in this Policy.”

Officers, directors, and other personnel designated by the Company from time to time are subject to certain additional policies and restrictions as indicated in this Policy. The terms “blackout period” and “trading window” are defined in the Additional Policies section.

1.
Don’t trade while in possession of material nonpublic information. From time to time you may come into possession of material nonpublic information as a result of your service or relationship with the Company. You may not buy, sell, trade or otherwise transact in any stock of the Company or other securities involving the Company’s stock at any time while you possess material nonpublic information concerning the Company (whether during a “blackout period,” if applicable, or at any other time). It is not an excuse that you did not “use” the information in your transaction. You must wait to trade until newly released material information has been public for at least two full trading days. The term “trading day” means a day on which national stock exchanges are open for trading. A “full” trading day has elapsed when, after the public disclosure, trading in the relevant security has opened and then closed.

Similarly, do not trade in the stock of the Company’s customers, vendors, suppliers, other business partners, or competitors while you possess material nonpublic information concerning the foregoing parties and the Company that was obtained through your service with the Company or in the course of your relationship with the Company. For example, you may be involved in a proposed transaction involving a prospective business relationship or transaction with another company. If information about that transaction constitutes material nonpublic information for that other company, you would be prohibited from engaging in transactions involving the securities of that other company (as well as transactions involving Company securities, if that information is material to the Company). It is important to note that “materiality” is different for different companies. Information that is not material to the Company may be material to another company.

2.
Don’t trade during blackout periods. The Company prohibits all officers, directors, employees, and certain other individuals designated by the Company from trading during black-out periods (whether regularly scheduled blackout periods, or special blackout periods implemented from time to time). It is your responsibility to know when the Company’s regularly quarterly blackout periods begin and end. If you are informed that the Company has implemented a special blackout period, you may not disclose the fact that trading has been suspended to anyone, including other Company employees (who may themselves not be subject to the blackout), family members (other than those subject to this Policy who would be prohibited from trading because you are), friends, or brokers. You should treat the imposition of a special blackout period as material nonpublic information. Please see the “Blackout Period” under “Definitions used in this Policy” for more information regarding special blackout periods.

Remember to cancel any “limit” orders or other pending trading orders you have in place during a blackout period (unless the orders were made pursuant to an approved Rule 10b5-1 trading program).

3.
Pre-clear trades involving Company stock. If you are unsure about whether information you possess would qualify as material nonpublic information and whether you therefore should refrain from trading in the Company’s stock, you should pre-clear any transactions involving Company stock that you intend to engage in with the Compliance Officer. If the Compliance Officer is seeking to pre-clear a transaction, he or she should pre-clear the transaction with the Chief Financial Officer and/or the chair of the Audit Committee of the Board.

All executive officers, directors, and certain other officers, employees and consultants designated by the Company, must refrain from trading in the Company’s stock, even during an open trading window, unless they first comply with the Company’s pre-clearance procedures. These pre-clearance procedures are intended to decrease insider trading risks associated with transactions by individuals with regular or special access to material nonpublic information.

All trades must be executed within two business days of any pre-clearance. In pre-clearing a trade, and in addition to reviewing the substance of the proposed trade, the Compliance Officer may consider whether it will be possible for both the individual and the Company to comply with any applicable public reporting requirements. You should contact the Compliance Officer at least 3 days before you intend to engage in any transaction to allow enough time for pre-clearance procedures.

You are required to pre-clear all transactions involving Company stock if you are a Section 16 Individual or if you are not Section 16 Individual but come to have access to Inside Information for a period of time. If you are or become subject to the Company’s pre--clearance procedures, you will be notified by the Compliance Officer. If you are notified that you are subject to the Company’s pre-clearance procedures, you may not engage in any transaction involving Company’s securities until the special blackout period has ended. Please see the “Blackout Period” under “Definitions used in this Policy” for more information regarding special blackout periods.

Even after pre-clearance, a person may not trade the Company’s securities if they become subject to a blackout period or aware of material nonpublic information prior to the trade being executed.

4.
Don’t give nonpublic information to others. Don’t give nonpublic information concerning the Company (commonly referred to as “tipping”) to any other person, including other directors, officers, employees, consultants, contractors or advisors whose roles do not require them to have the information, and including friends, family members, business associates, investors or consulting firms, without prior written authorization from the Compliance Officer, and don’t make recommendations or express opinions about trading in the Company’s stock under any circumstances, regardless of whether you derive any profit or personal benefit from doing so.

5.
Don’t discuss Company information with the press, analysts, or other persons outside of the Company. Announcements of Company information is regulated by Company policy (separate from this Policy) and may only be made by persons specifically authorized by the Company to make such announcements. Laws and regulations govern the nature and timing of such announcements to outsiders or the public and unauthorized disclosure could result in substantial liability for you, the Company, and its management. If you receive inquiries from any third party about Company information, you should notify the Compliance Officer immediately.

6.	Don’t participate in Internet message boards, blogs, or social media platforms in which the Company, its business, or its stock is discussed.

7.
Reporting violations. If you believe someone is violating this Policy or otherwise using material nonpublic information that they learned through their position at the Company to trade securities, you should report it to the Compliance Officer, or if the Compliance Officer is implicated in your report, then you should report it to the Company’s Chief Financial Officer. If your situation requires that your identity be kept secret, your anonymity will be preserved to the greatest extent reasonably possible.

8.
Don’t engage in speculative transactions involving the Company’s stock. Don’t engage in any transactions that suggest you are speculating in the Company’s stock (that is, that you are trying to profit in short-term movements, either increases or decreases, in the stock price).

9.
Don’t engage in hedging or derivative transactions involving Company stock. You may not, directly or indirectly, engage in hedging or derivative transactions, including (a) trade in publicly-traded options, such as puts and calls, and other derivative securities with respect to the Company’s securities (other than stock options, restricted stock units and other compensatory awards issued to you by the Company) or (b) purchase financial instruments (including prepaid variable forward contracts, equity swaps, collars and exchange funds), or otherwise engage in transactions, that hedge or offset, or are designed to hedge or offset, any decrease in the market value of Company equity securities either (i) granted to you by the Company as part of your compensation or (ii) held, directly or indirectly, by you.

10.	Pledging Transactions. You may not pledge the Company's securities as collateral for any loan or as part of any other pledging transaction.

11.	Margin Accounts. You may not hold the Company's common stock in margin accounts.

12.
Don’t engage in short sales involving Company stock. You may not engage in short sales (meaning the sale of a security that must be borrowed to make delivery) or “selling short against the box” meaning the sale of a security with a delayed delivery) with respect to Company securities. Short sales may signal to the market possible bad news about the Company or a general lack of confidence in the Company’s prospects, and an expectation that the value of the Company’s securities will decline.

13.
Observe the Section 16 liability rules applicable to officers, directors, and 10% stockholders. Certain officers of the Company, directors, and 10% stockholders must also conduct their transactions in Company stock in a manner designed to comply with the “short-swing” trading rules of Section 16(b) of the 1934 Act. The practical effect of these provisions is that officers and directors who purchase and sell, or sell and purchase, Company securities within a six-month period must disgorge all profits to the Company whether or not they had any nonpublic information at the time of the transactions. Certain exemptions to the “short-swing” trading rules may apply, such as the exercise of stock options granted by an independent compensation committee. However, due to the complexity of these provisions and the potential for Section 16 liability, please direct any questions you have regarding such transactions to the Compliance Officer before engaging in any transactions involving Company stock.

14.
Comply with public securities law reporting requirements. Federal securities laws require that officers, directors, large stockholders, and affiliates of the Company publicly report transactions in Company stock (on Forms 3, 4, and 5 under Section 16, Form 144 with respect to restricted and control securities, and, in certain cases, Schedules 13D and 13G). The Company takes these reporting requirements very seriously and requires that all persons subject to public reporting of Company stock transactions adhere to the rules applicable to these forms. Where issues arise as to whether reporting is technically required (particularly issues that turn on facts specific to the transaction and the individuals involved, or on unsettled issues of law), the Company encourages its insiders to choose to comply with the spirit and not the letter of the law — in other words, to err on the side of fully and promptly reporting the transaction even if not technically required to do so.

In addition, where the Company is required to report transactions by individuals, the Company expects full and timely cooperation by the individual.

15.
Make sure your family members do not violate this Policy. Please remember that this Policy does apply to members of your immediate family, persons with whom you share a household, your economic dependents and any other individuals or entities whose transactions in securities you influence, direct or control. Therefore, you are responsible for making sure that such persons and entities do not engage in any transaction that would violate this Policy, in addition to separately ensuring you do not as well.

Exceptions to the General Policies

The following limited exceptions to the general insider trading policies apply:

1.
Purchases Under Employee Stock Option and Stock Purchase Plans. The exercise (without a sale or any other associated market activity) of stock options under the Company’s stock option plans and the purchase of shares under the Company’s employee stock purchase plan, if any, are exempt from this Policy, since the other party to the transaction is the Company itself and the price does not vary with the market but is fixed by the terms of the option agreement or the plan.

Note, however, that any subsequent sale of shares acquired under a Company stock plan is subject to this Policy.

2.	Compensation Awards from the Company. The receipt and vesting of stock options, restricted stock units, restricted stock or other equity compensation awards from the Company.

3.
Transactions Related to Tax Withholding Requirements. Net share withholding with respect to equity awards, as applicable, is exempt from this Policy where shares are withheld by the Company in order to satisfy tax withholding requirements, either as required by either the Board (or a committee thereof) or the award agreement governing such equity award, or as you elect, if permitted by the Company, so long as the election is irrevocable and made in writing at a time when a trading blackout is not in place and you are not in possession of material nonpublic information.

Sell to cover transactions are exempt from this Policy where shares are sold on your behalf upon vesting of equity awards and sold in order to satisfy tax withholding requirements, as required by either the Board (or a committee thereof) or the award agreement governing such equity award or as you elect, if permitted by the Company, so long as the election is irrevocable and made in writing at a time when a trading blackout is not in place and you are not in possession of material nonpublic information; however, this exception does not apply to any other market sale for the purposes of paying required withholding.

4.
10b5-1 Trading Plans. The Company may permit its directors, officers and employees to adopt written 10b5-1 trading plans in order to mitigate the risk of trading on material nonpublic information. These plans allow for individuals to enter into a prearranged trading plan as long as the plan is not established or modified during a blackout period or when the individual is otherwise in possession of material nonpublic information. To be approved by the Company and qualify for the exception to this Policy, any 10b5 1 trading plan adopted by a director, officer or employee must be submitted to the Compliance Officer for approval and comply with the requirements set forth in the Company’s policy entitled “Requirements for Trading Plans.” If the Compliance Officer is the requester, then the Company’s Chief Financial Officer must approve the written 10b5-1 trading plan.

5.
Stock Split or Stock Dividend. Changes in the number of the Company’s securities you hold due to a stock split or a stock dividend that applies equally to all securities of a class or similar transactions are exempt from this Policy.

6.
Transfers by Will or the Laws of Descent and Distribution, or Change in Form of Ownership. The trading restrictions under this Policy do not apply to transfers by will or the laws of descent and distribution, provided that prior written notice is provided to the Compliance Officer, distributions or transfers for tax planning or estate planning purposes that effect only a change in the form of beneficial interest and in which your beneficial ownership and pecuniary interest in the transferred Company securities does not change.

7.
Other Exceptions. Any other exception from this Policy must be approved by the Compliance Officer, in consultation with the Board or an independent committee of the Board. Please be aware that even if a transaction falls within one of the exceptions described above, you will need to separately assess whether the transaction complies with applicable law. If you have any questions, please consult with the Compliance Officer.

Application of Policy after Company Service Terminates

If your service to the Company terminates at a time when you have or think you may have material nonpublic information about the Company or its business partners, the prohibition on trading on such information continues until such information is absorbed by the market following public announcement of it by the Company or another authorized party, or until such time as the information is no longer material. If you have questions as to whether you possess material nonpublic information after your services to the Company have terminated, you should direct questions to the Compliance Officer.

Potential Criminal and Civil Liability and/or Disciplinary Action

The penalties for insider trading can include disgorging profit made or loss avoided by trading, paying civil fines and/or criminal penalties, and/or serving a jail term. You can also be liable for improper transactions by any person to whom you have disclosed nonpublic information or made recommendations on the basis of such information as to trading in the Company’s securities (“tippee liability”). The Securities and Exchange Commission (the “SEC”) has imposed large penalties even when the disclosing person did not profit from the trading. In addition, cases involving trading through foreign accounts, trading by family members and friends, and trading involving only a small number of shares have been successfully prosecuted. To this regard, the SEC, the stock exchanges, and the Financial Industry Regulatory Authority use sophisticated electronic surveillance techniques to uncover insider trading. Employees of the Company who violate this Policy shall also be subject to disciplinary action by the Company, which may include ineligibility for future participation in the Company’s equity incentive plans or termination of employment for cause.

In addition, the Company, as well as individual directors, officers, and other supervisory personnel, may be subject to liability as “controlling persons” for failure to take appropriate steps to prevent insider trading by those under their supervision, influence, or control.

Definitions used in this Policy

1.
Material Information. It is not possible to define all categories of “material” information, but information should be regarded as material if a reasonable investor would be substantially likely to consider it important in deciding whether to buy, hold or sell securities of the Company or view as significantly altering the total mix of information available in the marketplace about the Company as an issuer of the securities. In general, any information that could reasonably be expected to affect the market price of a security is likely to be material. Either positive or negative information may be material.

While it may be difficult to determine whether particular information is material or not, there are some categories of information that are particularly sensitive and that should almost always be considered material. Examples include:

a.
financial results, key metrics, financial condition, earnings pre-announcements, guidance, projections or forecasts, particularly if inconsistent with the Company’s guidance or the expectations of the investment community;

b.	restatements of financial results, or material impairments, write-offs or restructurings;

c.	changes in independent auditors, or notification that the Company may no longer rely on an audit report;

d.	business plans, budgets customer lists and customer target lists;

e.	creation of significant financial obligations, or any significant default under or acceleration of any financial obligation;

f.	impending bankruptcy or financial liquidity problems;

g.
significant developments involving business relationships, including actual or pending execution, modification or termination of significant agreements or orders with customers, suppliers, distributors, manufacturers or other business partners;

h.
significant information relating to the operation of product or service, such as new products or services, major modifications or performance issues, defects or recalls, significant pricing changes or other announcements of a significant nature;

i.	significant developments in research and development or relating to intellectual property;

j.	significant legal or regulatory developments, whether positive or negative, actual or threatened, including litigation or resolving litigation;

k.
major events involving the Company’s securities, including calls of securities for redemption, adoption of stock repurchase programs, option repricings, stock splits, changes in dividend policies, public or private securities offerings, modification to the rights of security holders or notice of delisting;

l.
significant corporate events, such as a pending or proposed merger, joint venture or tender offer, a significant investment, the acquisition or disposition of a significant business or asset or a change in control of the Company;

m.	major personnel changes, such as changes in senior management or employee layoffs;

n.	data breaches or other cybersecurity events;

o.	updates regarding any prior material disclosure that has materially changed; and

p.	the existence of a special blackout period.

If you have any questions regarding whether information you possess is material or not, you should contact the Compliance Officer. In general, it is advisable to resolve any close questions as to the materiality of any information by assuming that the information is material.

2.
Nonpublic Information. Nonpublic information is that which is not generally known or made available to the public. Information about the Company is considered to be nonpublic even if it is known within the Company but is not yet broadly disclosed to the general public for a sufficient period to be reflected in the price of the security. The Company generally discloses information to the public either via press release or in the regular quarterly and annual reports that the Company is required to file with the SEC. At least two full trading days must pass after the dissemination of information before such information is considered public. However, depending upon the form of the announcement and the nature of the information, it is possible that information may not be fully absorbed by the marketplace until a later time. Any questions as to whether information is nonpublic should be directed to the Compliance Officer.

If you have any questions regarding whether any information you possess is nonpublic or has been publicly disclosed, you should contact the Compliance Officer.

3.
Blackout Period. During the end of each fiscal quarter and until public disclosure of the financial results for that quarter, persons subject to this Policy may possess material nonpublic information about the expected financial results for the quarter. Even if you don’t actually possess any such information, any trades by you during that period may give the appearance that you are trading on inside information. Accordingly, the Company has designated a regularly scheduled quarterly “blackout period” on trading beginning with the twenty-fifth day of the last month of each quarter and ending at the start of the third full trading day after disclosure of the quarter’s financial results.

In addition to the regularly-scheduled blackout periods, the Company may from time to time designate other periods of time as a special blackout period (for example, if there is some development with the Company’s business that merits a suspension of trading by Company personnel). The Company may not widely announce the commencement of a special black-out period, as that information is itself sensitive information. You also may not disclose to anyone else that the Company has imposed a special blackout period. To the extent applicable to you, special blackout periods also cover your immediate family members, persons with whom you share a household, persons who are your economic dependents, and any entity whose transactions in securities you influence, direct or control. For this reason, it is extremely important that you adhere to the pre-clearance procedures outlined in this Policy to ensure that you do not trade during any special blackout period. Please see Exhibit A for a checklist regarding the Company’s pre-clearance procedures.

4.
Trading Window. The period outside a blackout period is referred to as the “trading window.” Trading windows that occur between the regularly-scheduled quarterly blackout periods can be “closed” by the imposition of a special blackout period if there are developments meriting a suspension of trading by Company personnel.

No Safe Harbor

This Policy is meant to help you comply with securities laws, but they are not a safe harbor. Regardless of any blackout period or 10b5-1 trading plan, it is still illegal to trade securities on the basis of material nonpublic information. The personal consequences to you for insider trading are serious, so please use good judgment. You may, from time to time, have to forego a trade even if you planned to make it before learning material nonpublic information and even if you believe you may suffer an economic loss or forego profit by waiting.

Amendments

The Company is committed to continuously reviewing and updating its policies, and therefore reserves the right to amend this Policy at any time, for any reason, subject to applicable law.

Questions

Please direct questions you have regarding this Policy and any transactions in Company securities to the Compliance Officer.

INSIDER TRADING POLICY
ACKNOWLEDGMENT

I certify that I have read, understand and agree to comply with the VirnetX Holding Corporation Insider Trading Policy (the “Policy”). I agree that I will be subject to sanctions imposed by the Company, in its discretion, for violation of the Policy, and that the Company may give stop-transfer and other instructions to the Company’s transfer agent against the transfer of Company securities as necessary to ensure compliance with the Policy. I acknowledge that one of the sanctions to which I may be subject as a result of violating the Policy is termination of my employment including termination for cause.

Date

Signature

Printed Name

EXHIBIT A
PRE‑CLEARANCE CHECKLIST

Person proposing to trade:

Proposed trade (type and amount):

Manner of trade:

Proposed trade date:

Affiliate of the Company:	☐ Yes ☐ No

☐	No blackout period. The proposed trade will not be made during a quarterly or special blackout period.

☐	No prohibition under Insider Trading Policy. The person confirmed that the proposed transaction is not prohibited under the Insider Trading Policy.

☐	Section 16 compliance.* The person confirmed that the proposed trade will not give rise to any potential liability under Section 16 as a result of matched past (or intended future) transactions.

☐	Form 4 filing.* A Form 4 has been or will be completed and will be timely filed with the SEC, if applicable.

☐	Rule 144 compliance (Response required only from affiliates of the Company).

☐	The “current public information” requirement has been met (i.e., all 10‑Ks, 10‑Qs and other relevant reports during the last 12 months have been filed);

☐	The shares that the person proposes to trade are not restricted or, if restricted, the applicable holding period has been met;

☐
Volume limitations (greater of 1% of outstanding securities of the same class or the average weekly trading volume during the last four weeks) are not exceeded, and the person is not part of an aggregated group;

☐	The manner of sale requirements will be met (a “brokers’ transaction” or directly with a market maker or a “riskless principal transaction”); and

☐	A Form 144, if applicable, has been completed and will be timely filed with the SEC.

☐
Rule 10b‑5 concerns. The person has been reminded that trading is prohibited when in possession of any material nonpublic information regarding the Company that has not been adequately disclosed to the public. The individual has discussed with the Compliance Officer any information known to the individual or the Compliance Officer that the individual believes may be material.

* Applies if the individual is a director or an officer subject to Section 16 of the Securities Exchange Act of 1934.

Date:
(Signature of Compliance Officer)

(Print name of Compliance Officer)

I am not aware of material nonpublic information regarding the Company. I am not trading on the basis of any material nonpublic information. The transaction is in accordance with the Insider Trading Policy and applicable law. I intend to comply with any applicable reporting and disclosure requirements on a timely basis. I understand that I must execute the trade by the end of the second trading day after the date on which the trade is cleared by the Compliance Officer. I understand that by signing below, I am not obligated to execute the trade.

(Signature of person proposing trade)